EXHIBIT 99.1
                                                                    ------------
                            [SUCCESSORIES LETTERHEAD]

AT SUCCESSORIES                           AT EDELMAN
Steven D. Kuptsis                         Alexa Auerbach
(630) 820-7200                            200 East Randolph Drive
                                          Chicago, Illinois  60601
                                          (312) 240-3000


FOR IMMEDIATE RELEASE
JUNE 7, 1999

           SUCCESSORIES COMPLETES PRIVATE PLACEMENT OF PREFERRED STOCK
    Jack Miller to Join Board of Directors as Part of Investment Transaction

AURORA, ILLINOIS, JUNE 7, 1999--SUCCESSORIES (NASDAQ: SCES) announced today that it has received $1,220,000 in proceeds from the sale of convertible preferred stock to a group of investors including an entity controlled by Jack Miller. The convertible preferred stock pays an annual dividend of 8% and is convertible into the company's common stock at an initial conversion price of $2,425 per share. The preferred stock also has certain other rights including pre-emptive rights, voting rights, a liquidation preference and registration rights. As part of the transaction, Mr. Miller will become a director of the company.

Under the terms of the company's bank credit agreement, $1.0 million of the proceeds shall be applied against the company's term loan, including a prepayment against the next three quarterly principal payments of $312,500 each due through December 1, 1999. Also per the credit agreement, the limitation on borrowings against eligible inventory, as defined, under the company's revolving credit loan has been increased from 50% to 54%.

Mr. Miller is President and Chief Executive Officer of Quill Corporation, a direct marketer of office products that he started from scratch and grew to a company with annual sales in excess of $720 million. He is the recipient of numerous industry honors, including a Lifetime Achievement Award from the Direct Marketing Association. Mr. Miller has also been elected to the Entrepreneurship Hall of Fame at the University of Illinois at Chicago and is a recipient of the Ernst & Young Entrepreneur of the Year Award.

"I've always been a fan of the Successories product line, and I'm looking forward to working with the company to help achieve its goals," commented Mr. Miller. "Successories has tremendous upside potential in which I expect to share."

Gary Rovansek, President and Chief Operating Officer of Successories, commented, "Jack Miller brings to our board considerable expertise in business-to-business direct marketing, one of the two key segments in our strategy. His commitment is a vote of confidence in our strategic direction and




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our potential. The proceeds from the preferred stock will be used to reduce debt and provide additional working capital to fund our growth."

Except for historical information in this release, the matters set forth herein are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as the financial strength of the economy, and the retail and catalog industries in general, the level of consumer spending on motivational-type products, the competitive pricing environment within the markets that Successories distributes its products, the level of the company's success in continuing to control costs and the company's ability to increase certain margins through economies of scale. An additional risk and uncertainty is the company's ability to successfully execute the previously announced strategic changes in its business that include, but are not limited to, the conversion of company-owned stores to franchise owner-operators and the development and introduction of successful new products. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Successories, Inc. designs, manufactures, and markets proprietary and licensed products for business, personal motivation, and for golf enthusiasts through multiple distribution channels, including direct mail catalogs, Internet commerce, specialty retail stores, and seasonal kiosks. The company markets products under the Successories(R), Winners(R) Collection, The Golf Company from Gold Digest(TM) and British Links(R) brands. Please visit Successories on the company's website: www.successories.com.


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